Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
HERTZ RENTAL CAR HOLDING COMPANY, INC.
HERTZ RENTAL CAR HOLDING COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The name of the Corporation is Hertz Rental Car Holding Company, Inc. The name of the Corporation will change to Hertz Global Holdings, Inc. when this Amended and Restated Certificate of Incorporation becomes effective.
2.The original Certificate of Incorporation was filed on August 28, 2015.
3.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware, and is to become effective as of 5:00 p.m. Eastern Standard Time on __________ __, 2016.
4.This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation to read in its entirety as follows:
FIRST. Name. The name of the Corporation is Hertz Global Holdings, Inc.

SECOND. Registered Office; Registered Agent. The Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 440,000,000 shares, consisting of: (x) 400,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (y) 40,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

(a) Common Stock. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

(b) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) (or any committee to which it may duly delegate the authority granted in this Article Fourth) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate (hereinafter referred to as a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. The authority of the Board of Directors (or such committee thereof) with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)	the designation of the series, which may be by distinguishing number, letter or title;

(ii)
the number of shares of the series, which number the Board of Directors (or such committee thereof) may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)	the amounts payable on and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv)	the dates on which dividends, if any, shall be payable;

(v)	the redemption rights and price or prices, if any, for shares of the series;

(vi)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)
whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix)	restrictions on the issuance of shares of the same series or of any other class or series; and

(x)	the voting rights, if any, of the holders of shares of the series.

FIFTH. Management of Corporation. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been elected and qualified.

(b) Subject to any special rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, only by resolution of the Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent director.

(c) Subject to this Article Fifth, the election of directors may be conducted in any manner approved by the officer of the Corporation presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot.

(d) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(e) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation.

(f) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended after the date of the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any amendment or repeal of this clause (f) of this Article Fifth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

(g) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and advance expenses to the directors of the Corporation, provided that, except as otherwise provided in the By-Laws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors. The rights provided by this clause (h) of this Article Fifth shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the By-Laws of the Corporation, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise. Any amendment or repeal of this clause (g) of this Article Fifth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

SIXTH. Stockholder Action by Written Consent; Stockholder Nominations and Proposals. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The By-Laws may establish procedures, in addition to those specified in Article Seventh, regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

SEVENTH. Special Meetings.

(a) Subject to the terms of any class or series of Preferred Stock and except as required by law, special meetings of the stockholders of the Corporation may be called only by: (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption); (ii) the Chair of the Board; (iii) the Chief Executive Officer; and shall be held at such place, if any, and on such date, and at such time as they shall fix; or (iv) subject to the provisions of this Article Seventh and the other applicable provisions of this Amended and Restated Certificate of Incorporation, a special meeting of the stockholders shall be called by the Secretary of the Corporation upon the written request (a “Stockholder Requested Special Meeting”) of one or more stockholders of record of the Corporation that together have continuously held, for their own account or on behalf of others, beneficial ownership of at least a thirty-five percent (35%) “net long position” of the outstanding Common Stock (the “Requisite Percent”) for at least thirty (30) days as of the Delivery Date (as defined below).

(b) For purposes of determining the Requisite Percent, “net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that (x) for purposes of such definition, (1) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request (as defined below), (2) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such date (or, if such date is not a trading day, the next succeeding trading day), (3) the “person whose securities are the subject of the offer” shall refer to the Corporation, and (4) a “subject security” shall refer to the outstanding Common Stock; and (y) the “net long position” of such holder shall be reduced by the number of shares of Common Stock as to which the Board of Directors determines that such holder does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

(c) Whether the requesting holders have complied with the requirements of this Article Seventh and related provisions of this Amended and Restated Certificate of Incorporation shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and its stockholders.

(d) In order for a Stockholder Requested Special Meeting to be called, one or more requests for a special meeting (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”) must be signed by the Requisite Percent of stockholders submitting such request and by each of the beneficial owners, if any, on whose behalf the Special Meeting Request is being made and must be delivered to the Secretary of the Corporation. The Special Meeting Request(s) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation by overnight express courier or registered mail, return receipt requested. Each Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it, (ii) bear the date of signature of each such stockholder signing the Special Meeting Request, (iii) set forth (1) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request and the beneficial owners, if any, on whose behalf such request is made, and (2) the class, if applicable, and the number of shares of Common Stock that are owned of record and beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by each such stockholder and the beneficial owners, if any, on whose behalf such request is made, (iv) include documentary evidence that the stockholders requesting the special meeting own the Requisite Percent as of the Delivery Date; provided, that if the stockholders are not the beneficial owners of the shares constituting all or part of the Requisite Percent, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary of the Corporation within ten (10) days after the Delivery Date) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own such shares as of the Delivery Date, (v) an agreement by each of the stockholders requesting the special meeting and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made to notify the Corporation promptly in the event of any decrease in the “net long position” held by such stockholder or beneficial owner following the delivery of such Special Meeting Request and prior to the special meeting and an acknowledgement that any such decrease shall be deemed to be a revocation of such Special Meeting Request by such stockholder or beneficial owner to the extent of such reduction, and (vi) contain all of the information required by the By-Laws to be disclosed pursuant to the By-Laws as if the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made were proposing business to be considered at an annual meeting of stockholders, provided that (1) all references to “Proposing Person” in the By-Laws shall, for purposes of this clause (d) of this Article Seventh, mean (x) the stockholders of record making the Special Meeting Request and (y) any beneficial owner or beneficial owners, if different, on whose behalf the Special Meeting Request is being made and (2) all references to “Associated Person” in the By-Laws shall, for purposes of this clause (d) of this Article Seventh, mean any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these By-Laws) of a Proposing Person. The stockholders of record and beneficial owners making the Special Meeting Request shall update the information required by clause (d)(vi) of this Article Seventh at such times and in the manner contemplated by the By-Laws as if the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made were proposing business to be considered at an annual meeting of stockholders. Each stockholder making a Special Meeting Request and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made is required to update the notice delivered pursuant to this Article Seventh in accordance with the applicable provisions of the By-Laws. Any requesting stockholder may revoke his, her or its Special Meeting Request at any time prior to the special meeting by written revocation delivered to the Secretary of the Corporation at the principal executive offices of the Corporation. If at any time after sixty (60) days following the earliest dated Special Meeting Request, the unrevoked (whether by specific written revocation by the stockholder or pursuant to clause (d)(v) of this Article Seventh) valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, then the requesting stockholder(s) or beneficial owner(s) shall be deemed to have withdrawn such request (in connection with which the Board of Directors may cancel the meeting).

In determining whether a special meeting of stockholders has been requested by stockholders holding in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary of the Corporation will be considered together only if each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and such Special Meeting Requests have been delivered to the Secretary of the Corporation within sixty (60) days of the earliest dated Special Meeting Request.

(e) Except as provided in the next sentence, a special meeting requested by stockholders shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the date on which valid Special Meeting Request(s) constituting the Requisite Percent are delivered to the Secretary of the Corporation (such date of delivery being the “Delivery Date”). Notwithstanding the foregoing, the Secretary of the Corporation shall not be required to call a special meeting of stockholders if (i) the Board of Directors calls an annual meeting of stockholders, or a special meeting of stockholders at which a Similar Item (as defined below) is to be presented pursuant to the notice of such meeting, in either case to be held not later than sixty (60) days after the Delivery Date; (ii) the Delivery Date is during the period commencing one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the earlier of (1) the date of the next annual meeting and (2) thirty (30) days after the first anniversary of the date of the immediately preceding annual meeting; or (iii) the Special Meeting Request(s) (1) contain an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) to an item that was presented at any meeting of stockholders held not more than one hundred and twenty (120) days before the Delivery Date (and for purposes of this clause (iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); (2) relate to an item of business that is not a proper subject for action by the stockholders under applicable law and Article Seventh; (3) were made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (4) do not comply with the provisions of this Article Seventh.

(f) Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the Special Meeting Request for such special meeting; provided, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted pursuant to the Corporation’s notice of meeting. If none of the stockholders who submitted a Special Meeting Request appears (in person or by proxy) at or sends a duly authorized representative to the Stockholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Special Meeting Request, the Corporation need not present such matters for a vote at such meeting.

EIGHTH. Section 203 of the General Corporation Law. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

NINTH. Rights Plans. Any Rights Plan adopted by the Board of Directors shall have a triggering “Acquiring Person” ownership threshold of 20% or higher. If the Board of Directors adopts a Rights Plan, such Rights Plan will be put to a vote of stockholders within 135 days of the date of adoption of such Rights Plan (the “135th Day Deadline”). If the Company fails to hold a stockholder vote on or prior to the 135th Day Deadline, then the Rights Plan shall automatically terminate on the 135th Day Deadline. If a stockholder vote is held on the Rights Plan and it is not approved by the holders of a majority of shares voted, then the Rights Plan shall expire on a date not later than the 135th Day Deadline. The term “Rights Plan” shall mean any plan or arrangement of the sort commonly referred to as a “rights plan” or “stockholder rights plan” or “shareholder rights plan” or “poison pill” that is designed to increase the cost to a potential acquirer of exceeding the applicable ownership thresholds through the issuance of new rights, common stock or preferred stock (or any other security or device that may be issued to stockholders of the Corporation other than ratably to all stockholders of the Corporation) that carry severe redemption provisions, favorable purchase provisions or otherwise, and any related rights agreement that effectuates the Rights Plan.

TENTH. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation or the By-Laws (as either may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interests in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

ELEVENTH. Amendment. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may be amended, the Corporation may from time to time alter, amend, repeal or adopt, in whole or in part, any provisions of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation of the Corporation on the __ day of __________, 2016.

HERTZ RENTAL CAR HOLDING COMPANY, INC.

By
Name:
Title:

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